Exhibit 99.1

Flagstone Re Director Retires from Board

HAMILTON, Bermuda, Jun 18, 2007 (BUSINESS WIRE) -- Flagstone Reinsurance Holdings Limited (NYSE:FSR) today announced that Nicholas Brumm, a Director since the founding of the company in 2005, will not stand for reelection to the Board at the company's July Annual General Meeting.

Chairman Mark Byrne said, "Nick Brumm, a founding Director of Flagstone, has been an energetic and independent Director. His counsel has been of great use to our company since our inception, perhaps most importantly around our recent IPO. We will miss his sound advice. We wish him well."

"With Nick not standing for reelection, Flagstone will have 11 Directors, of whom 9 are independent. We are actively recruiting a twelfth independent Director."

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance company formed and headquartered in Bermuda. Flagstone Re employs a focused, technical approach to the Property Catastrophe, Property, and Specialty reinsurance business. Flagstone Re has received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

SOURCE: Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, 441-278-4303